Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of Gogoro Inc., an exempted company incorporated under the laws of the Cayman Islands. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: June 4, 2024

Gold Sino Assets Limited

By:	/s/ Yang Wen Chun
Name:	Yang Wen Chun
Title:	Director

Samuel Yin

By:	/s/ Samuel Yin
Name:	Samuel Yin